Exhibit 3.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EVOLENT HEALTH, INC.
EVOLENT HEALTH, INC., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:
1. The name of the corporation is EVOLENT HEALTH, INC. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 12, 2014. The original Certificate of Incorporation was amended and restated upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware on June 4, 2015 (as in effect immediately prior to the adoption and effectiveness hereof, the “First Amended and Restated Certificate of Incorporation”).
2. This Second Amended and Restated Certificate of Incorporation (this “Certificate”) has been duly adopted by the Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
3. The First Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
SECTION 1.01. Name. The name of the corporation (hereinafter called the “Corporation”) is Evolent Health, Inc.
ARTICLE II
SECTION 2.01. Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.
ARTICLE III
SECTION 3.01. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
SECTION 4.01. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 900,000,000 shares, consisting of (1) 50,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”) and (2) 850,000,000 shares of common stock, divided into 750,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and 100,000,000 shares of Class B common stock, par value $0.01 per share, (the “Class B Common Stock,” and, together with the Class A Common Stock, the “Common Stock”). Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any of the Preferred Stock, the Class A Common Stock or the Class B Common Stock may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock, the Class A Common Stock or the Class B Common Stock voting separately as a class shall be required therefor. Notwithstanding the foregoing, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (i) the exchange of all outstanding Class B Common Stock and all outstanding Class B Common Units pursuant to the Exchange Agreement and (ii) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock.

SECTION 4.02. Preferred Stock.
(a) The board of directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions and by filing a certificate pursuant to applicable law, and subject to any limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
(b) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted to such holders by this Certificate (including any certificate of designation relating to such series).
SECTION 4.03. Common Stock.
(a)Voting Rights.
(1) Except as may otherwise be provided in this Certificate or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote and shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.
(2) The holders of the outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to vote separately as a class upon any amendment to this Certificate (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely.
(b) Dividends, Stock Splits or Combinations.
(1) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine. If a distribution of cash is declared and paid to the Corporation by Evolent Health LLC, the Corporation shall declare and pay a dividend on the Class A Common Stock to the extent the amount of the distribution received from Evolent Health LLC exceeds the amount of the Corporation’s estimated liability for taxes and its obligations under the Tax Receivables Agreement; provided that the Corporation may retain a sufficient portion of any such distribution amounts received from Evolent Health LLC to satisfy, or to establish adequate reserves in respect of, all liabilities and obligations of the Corporation, at their face value, without a premium, including interest thereon at the applicable rate.
(2) Except as provided in Section 4.03(b)(3) with respect to stock dividends, dividends of cash or property may not be declared or paid on the Class B Common Stock.
(3) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment in the class of Common Stock not so adjusted (or corresponding voting power adjustment in the case of shares of Class B Common Stock) at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all Class B Common Units. Stock dividends with respect to Class A Common Stock may only be paid with Class A Common Stock or Preferred Stock. Stock dividends with respect to Class B Common Stock may only be paid with Class B Common Stock or Preferred Stock.
(c) Liquidation and Other Events. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock held by them. Without limiting the rights of the holders of Class B Common Stock to exchange their shares of Class B Common Stock together with Class B Common Units for shares of Class A Common Stock in accordance with the Exchange Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding up), the holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
(d) Exchange of Class B Common Stock and Class B Common Units. Class B Common Stock may be exchanged from time to time together with a corresponding Class B Common Unit for Class A Common Stock in accordance with the Exchange Agreement and the Evolent Health LLC Operating Agreement.
(e) Shares Deliverable in Exchange. The Corporation covenants that it will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of the outstanding shares of Class B Common Stock and Class B Common Units for Class A Common Stock, such number of shares of Class A Common Stock that are issuable upon any such exchange and shall exchange such shares of Class B Common Stock and a commensurate number of Class B Common Units for shares of Class A Common Stock pursuant to the Exchange Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such exchange by delivery of purchased shares of Class A Common Stock (which may or may not be held in the treasury of the Corporation). The Corporation covenants that all shares of Class A Common Stock issued upon any such exchange will, upon issuance, be validly issued, fully paid and non-assessable.
(f) Reclassifications. In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a holder of shares of Class B Common Stock shall be entitled to receive upon exchange of such shares (together with a commensurate number of Class B Common Units) the amount of such security that such holder would have received if such exchange had occurred immediately prior to the record date of such reclassification or other similar transaction, taking into account any adjustment as a result of any subdivision (by any stock split or dividend, reclassification or otherwise) or combination (by reverse stock split, reclassification or otherwise) of such security that occurs after the effective time of such reclassification or other similar transaction.
SECTION 4.04. Reorganization or Merger. (a) In the case of any reorganization, Share Exchange, consolidation, conversion or merger of the Corporation with or into another person in which shares of Class A Common Stock and Class B Common Stock are converted into (or entitled to receive with respect thereto, including upon an exchange thereof in accordance with the Exchange Agreement) shares of stock and/or other securities or property (including, without limitation, cash) or any other transaction having an effect on stockholders substantially similar to that resulting from a reorganization, Share Exchange, consolidation, conversion or merger, each holder of a share of Class A Common Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including, without limitation, cash), but, without limiting the rights of the holders of shares of Class B Common Stock to exchange their shares of Class B Common Stock (together with the corresponding number of Class B Common Units) for shares of Class A Common Stock in accordance with the Exchange Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such reorganization, Share Exchange, consolidation, conversion or merger), each holder of a share of Class B Common Stock shall only be entitled to receive with respect to each such share (together with each corresponding Class B Common Unit) the same number of shares of stock as is received by a holder of a share of Class A Common Stock, and shall not be entitled to receive other securities or property (including, without limitation, cash); and such shares of stock received by a holder of shares of Class B Common Stock shall afford the holder thereof no more rights, privileges or preferences than would be afforded the holders of Class B Common Stock hereunder, including without limitation rights, privileges or preferences with respect to dividends, upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or in connection with any reorganization, Share Exchange, consolidation, conversion or merger of the Corporation with or into another person or any other transaction having an effect on stockholders substantially similar to that resulting from a reorganization, Share Exchange, consolidation, conversion or merger (each, a “Business Combination Transaction”). Nothing in this Section 4.04(a) shall be deemed to modify any contractual rights of the Principal Stockholders, including the rights set forth in the Tax Receivables Agreement.
(b) In connection with any Business Combination Transaction, the Corporation shall not adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class A Common Stock (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) (i) in a manner that is disproportionate and adverse compared to the manner in which the powers, preferences, rights or privileges of the holders of the Class B Common Stock are affected, altered, repealed, changed or otherwise impaired, including, without limitation (x) any of the voting rights of the holders of the Class A Common Stock in a manner that is disproportionate and adverse compared to the manner in which the voting rights of the holders of the Class B Common Stock are affected, altered, repealed, changed or otherwise impaired, and (y) the requisite vote or percentage required to approve or take any action described in this Article IV, in Article VIII or elsewhere in this Certificate or described in the By-laws in a manner that is disproportionate and adverse compared to the manner in which the voting rights of the holders of the Class B Common Stock are affected, altered, repealed, changed or otherwise impaired, or (ii) with respect to the economic rights, privileges or preferences of the holders of Class A Common Stock relative to the holders of Class B Common Stock, including, without limitation, with respect to dividends, upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or in connection with a Business Combination Transaction, without, in each case (i) and (ii), the affirmative vote of the holders of a majority of the shares of Class A Common Stock, voting as a separate class.
(c) In connection with any Business Combination Transaction, the Corporation shall not adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class B Common Stock (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) in a manner that is disproportionate and adverse compared to the manner in which the powers, preferences, rights or privileges of the holders of the Class A Common Stock are affected, altered, repealed, changed or otherwise impaired, including, without limitation (i) any of the voting rights of the holders of the Class B Common Stock in a manner that is disproportionate and adverse compared to the manner in which the voting rights of the holders of the Class A Common Stock are affected, altered, repealed, changed or otherwise impaired, and (ii) the requisite vote or percentage required to approve or take any action described in this Article IV, in Article VIII or elsewhere in this Certificate or described in the By-laws in a manner that is disproportionate and adverse compared to the manner in which the voting rights of the holders of the Class A Common Stock are affected, altered, repealed, changed or otherwise impaired, without in each case the affirmative vote of the holders of a majority of the shares of Class B Common Stock, voting as a separate class.
ARTICLE V
SECTION 5.01. Board of Directors. (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise fixed by or pursuant to the provisions of Article IV of this Certificate relating to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, the total number of the directors of the Corporation shall not be more than ten, with the then‑authorized number of directors being fixed from time to time by or pursuant to the By-laws; provided that the number of directors may be increased if necessary to satisfy the requirements of applicable laws and stock exchange regulations.
(b) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV, then upon the commencement, and for the duration, of the period during which such right continues: (i) the then total authorized number of directors of the Corporation shall automatically be increased by such specified number of additional directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.
SECTION 5.02. Classified Board. The Board (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to Article IV (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Article V; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Article V; and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Article V. Commencing with the first annual meeting of stockholders following the effectiveness of this Article V, each director of each class the term of which shall then expire shall be elected to hold office for a three-year term and until such director’s successor has been duly elected and qualified. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible. The Board is authorized to assign members of the Board already holding office to Class I, Class II or Class III.

SECTION 5.03. Advance Notice of Nominations. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the By-laws.
SECTION 5.04. Vacancies and Newly Created Directorships. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of this Certificate relating to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, newly created directorships resulting from any increase in the number of directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall only be filled by the Board, and not by the stockholders, by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director, even though less than a quorum of the Board, subject to the terms of the Stockholders Agreement (so long as such agreement remains in effect). Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any director then in office.
SECTION 5.05. Removal of Directors. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to Article IV, any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of at least 75% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, subject to the terms of the Stockholders Agreement (so long as such agreement remains in effect); provided, however, that prior to the Trigger Event, any director of the Corporation may be removed with or without cause by the holders of the majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, subject to the terms of the Stockholders Agreement (so long as such agreement remains in effect).
SECTION 5.06. No Cumulative Voting. There shall be no cumulative voting in the election of directors.
ARTICLE VI
SECTION 6.01. No Action by Written Consent after the Trigger Event. Subject to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, from and after the Trigger Event, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
SECTION 6.02. Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, special meetings of stockholders of the Corporation may be called only by (a) the Chairman of the Board, (b) the Chief Executive Officer of the Corporation or (c) the Board pursuant to a resolution approved by a majority of the entire Board. Notwithstanding the immediately preceding sentence, prior to the Trigger Event, special meetings of stockholders of the Corporation may be called by the Secretary of the Corporation at the request of any Principal Stockholder; provided that if any Principal Stockholder holds less than 5% of the voting power of the outstanding shares of Common Stock it held as of the closing of the transactions contemplated by the Underwriting Agreement, the right of such Principal Stockholder to request such special meeting shall automatically terminate. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
SECTION 6.03. No Written Ballot Requirement. Unless and except to the extent that the By-laws shall so require, the election of directors need not be by written ballot.
ARTICLE VII
SECTION 7.01. Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal the By-laws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the By-laws; provided, that with respect to the powers of stockholders entitled to vote with respect thereto to make, alter, amend or repeal the By-laws, from and after the Trigger Event, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class, shall be required to make, alter, amend or repeal the By-laws.

ARTICLE VIII
SECTION 8.01. Amendments. The Corporation reserves the right to amend, alter, change or repeal (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) any provision contained in this Certificate, in the manner now or hereafter prescribed by this Certificate and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII. Notwithstanding the foregoing, from and after the Trigger Event, the provisions set forth in Article V, Sections 6.01 and 6.02 of Article VI, Articles VII, VIII, IX, X and XI may not be repealed or amended (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) in any respect, and no other provision may be adopted, amended (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in Article V, Sections 6.01 and 6.02 of Article VI, Articles VII, VIII, IX, X and XI, unless such action is approved by the affirmative vote of the holders of not less than 75% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class.
ARTICLE IX
SECTION 9.01. Limitation of Liability of Directors. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. To the fullest extent permitted by law, for purposes of this Section 9.01, “fiduciary duty as a director” shall include, without limitation, any fiduciary duty arising from serving at the Corporation’s request as a director of another corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization, organization, employee benefit plan or other legal entity or enterprise. No amendment or repeal of this Section 9.01 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all directors whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.
ARTICLE X
SECTION 10.01. Opt Out of Section 203 of the DGCL. The Corporation shall not be governed by Section 203 of the DGCL.
SECTION 10.02. Limitation on Certain Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
(a) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or
(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
SECTION 10.03. Definitions. For purposes of this Article X, references to:
(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
(1) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation paragraph (C) of this Article X is not applicable to the surviving entity;
(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(3) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C)-(E) of this subsection (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(4) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
(5) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (1)-(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) the Principal Stockholders or the permitted transferees, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
(1) beneficially owns such stock, directly or indirectly; or
(2) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or
(3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(g) “permitted transferee” means any person who acquires voting stock of the Corporation from a Principal Stockholder (other than in a public offering) and who is designated in writing by such Principal Stockholder as a “permitted transferee.”
(h) “person” means any individual, corporation, partnership, unincorporated association or other entity.
(i) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(j) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.
ARTICLE XI
SECTION 11.01. Exclusive Forum for Adjudication of Disputes. Unless the Board or one of its committees otherwise approves, in accordance with Section 141 of the DGCL, this Certificate and the By-laws, to the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate or the By-laws, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate or the By-laws or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine (each, a “Covered Proceeding”).
SECTION 11.02. Personal Jurisdiction. If any action the subject matter of which is a Covered Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with Section 11.01 above, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (each, a “Foreign Action”) in the name of any person or entity (a “Claiming Party”) without the prior approval of the Board or one of its committees in the manner described in Section 11.01 above, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, or, where applicable, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce Section 11.01 above (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.
SECTION 11.03. [Reserved.]
SECTION 11.04. Notice and Consent. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI and waived any argument relating to the inconvenience of the forums reference above in connection with any Covered Proceeding.
ARTICLE XII
SECTION 12.01. Certain Stockholder Relationships. Because each Principal Stockholder is currently a stockholder of the Corporation and/or is entitled pursuant to the Stockholders Agreement with the right to designate members of the Board, and in anticipation that the Corporation and the Principal Stockholders and their respective Affiliates may engage in similar activities or lines of business and/or have an interest in the same areas of corporate opportunities, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with the Principal Stockholders and their respective Affiliates (including the service of employees, officers or directors of the Principal Stockholders or their respective Affiliates as directors of the Corporation) and (ii) the potential difficulties attendant to any director fulfilling the full scope of such director’s fiduciary duties in any particular situation, the provisions of this Article XII are set forth to regulate, define and guide (a) the conduct of certain activities of the Corporation as such activities may involve the Principal Stockholders, their respective Affiliates and their respective officers and directors, and (b) the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. Any member of the Board designated by a Principal Stockholder pursuant to the Stockholders Agreement may consider both the interests of such Principal Stockholder and such Principal Stockholder’s obligations under the Stockholders Agreement in exercising such Board member’s powers, rights and duties as a director of the Corporation.
SECTION 12.02. Certain Business Activities.
(a) Subject to Section 12.03 and any contractual obligations by which the Corporation or any or all of the Principal Stockholders may be bound from time to time, none of the Principal Stockholders nor any of their Affiliates shall have a duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Corporation or any of the Corporation’s Affiliates, including those business activities or lines of business deemed to be competing with the Corporation or any of the Corporation’s Affiliates. To the fullest extent permitted by law none of the Principal Stockholders nor any of their Affiliates, nor any of their respective officers or directors, shall be liable to the Corporation or its stockholders, or to any Affiliate of the Corporation or such Affiliate’s stockholders or members, for breach of any fiduciary duty, solely by reason of any such activities of any Principal Stockholder or its Affiliates, or of the participation therein by any officer or director of any Principal Stockholder or its Affiliates.
(b) To the fullest extent permitted by law, but subject to any contractual obligations by which the Corporation or any or all of the Principal Stockholders may be bound from time to time, none of the Principal Stockholders nor any of its Affiliates shall have a duty to refrain from doing business with any client, customer or vendor of the Corporation or any of the Corporation’s Affiliates, and without limiting Section 12.03, none of the Principal Stockholders nor any of their Affiliates nor any of their respective officers, directors or employees shall be deemed to have breached his, her or its fiduciary duties, if any, to the Corporation or its stockholders or to any Affiliate of the Corporation or such Affiliate’s stockholders or members solely by reason of engaging in any such activity.
SECTION 12.03. Corporate Opportunities. Subject to any contractual provisions by which the Corporation or any or all of the Principal Stockholders or their respective Affiliates may be bound from time to time, in the event that any Principal

Stockholder or any of their Affiliates or any of their respective officers, directors or employees, acquires knowledge of a potential transaction or other matter which may be a corporate opportunity for any Principal Stockholder (or any of its respective Affiliates), on the one hand, and the Corporation (or any of its Affiliates), on the other hand, none of the Principal Stockholders nor any of their Affiliates, officers, directors or employees shall have any duty to communicate or offer such corporate opportunity to the Corporation or any of its Affiliates, and to the fullest extent permitted by law, none of the Principal Stockholders nor any of their Affiliates, officers, directors or employees shall be liable to the Corporation or its stockholders, or any Affiliate of the Corporation or such Affiliate’s stockholders or members, for breach of any fiduciary duty or otherwise, solely by reason of the fact that such Principal Stockholder or any of its Affiliates, officers, directors or employees acquires, pursues or obtains such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation or any of its Affiliates, and the Corporation (on behalf of itself and its Affiliates and their respective stockholders and Affiliates) to the fullest extent permitted by law hereby waives and renounces in accordance with Section 122(17) of the DGCL any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its Affiliates.
SECTION 12.04. Deemed Consent of Stockholders; Amendments. Any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII. Neither the alteration, amendment or repeal of this Article XII, nor the adoption of any provision of this Certificate inconsistent with this Article XII, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Article XII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XII, would accrue or arise, prior to the effective date of such alteration, amendment, repeal, adoption or modification.
ARTICLE XIII
SECTION 13.01. Severability. If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate (including, without limitation, each such portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE XIV
SECTION 14.01. Definitions. As used in this Certificate, unless the context requires otherwise, the term:
“The Advisory Board” means The Advisory Board Company, a Delaware corporation.
“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person. For the purposes of this definition, “control,” when used with respect to any person, means the power to direct or cause the direction of the affairs or management of that person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
“Board” is defined in Section 4.02.
“Business Combination Transaction” is defined in Section 4.04.
“By-laws” means the by-laws of the Corporation, as such by-laws may be amended from time to time.
“Certificate” is defined in the preamble.
“Corporation” is defined in Section 1.01.
“Class A Common Stock” is defined in Section 4.01.
“Class B Common Stock” is defined in Section 4.01.

“Class B Common Units” has the meaning ascribed to such term in the Third Amended and Restated Operating Agreement of Evolent Health LLC.
“Claiming Party” is defined in Section 11.02.
“Common Stock” is defined in Section 4.01.
“Covered Proceeding” is defined in Section 11.01.
“DGCL” is defined in Section 3.01.
“Enforcement Action” is defined in Section 11.02.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Agreement” means that certain exchange agreement, dated the date hereof, among the Corporation, Evolent Health LLC and the holders of the Class B Common Units listed on Exhibit A thereto.
“Evolent Health LLC Operating Agreement” means the Third Amended and Restated Operating Agreement of Evolent Health LLC, as such agreement may be amended from time to time.
“Foreign Action” is defined in Section 11.02.
“Original Certificate of Incorporation” is defined in the preamble to this Certificate.
“Preferred Stock” is defined in Section 4.01.
“Preferred Stock Directors” is defined in Section 5.02.
“Principal Stockholder” means each of (1) the TPG Investor, (2) UPMC and (3) The Advisory Board.
“Share Exchange” means a share exchange involving more than 50% of the shares of the Common Stock. Share exchanges effected in accordance with the Exchange Agreement shall not constitute a “Share Exchange” for purposes of this Certificate.
“Stock Adjustment” is defined in Section 4.03(b)(3).
“Stockholders Agreement” means that certain stockholders agreement, by and among the Corporation and The Advisory Board, the TPG Investor and UPMC, dated the date hereof.
“Tax Receivables Agreement” means the tax receivables agreement, by and among the Corporation, the TPG Investor, The Advisory Board, UPMC, Ptolemy Capital, LLC and certain holders of Class A Common Stock, dated the date hereof.
“TPG Investor” means collectively, (1) TPG Growth II BDH, L.P., a Delaware limited partnership and (2) TPG Eagle Holdings L.P., a Delaware limited partnership.
“Trigger Event” means the first date on which the Principal Stockholders cease collectively to beneficially own (directly or indirectly) more than 50% of the voting power of the outstanding shares of Common Stock.
“UPMC” means UPMC, a Pennsylvania nonprofit corporation.
“Underwriting Agreement” means that certain underwriting agreement, dated the date hereof, among the Corporation, Evolent Health LLC and J.P. Morgan Securities LLC and Goldman, Sachs & Co., as representatives of the several underwriters listed in Schedule 1 thereto, pursuant to which the Corporation is conducting an initial public offering of its Class A Common Stock.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed by the officer below this 14th day of June, 2016.

By:	/s/ Jonathan Weinberg
Name:	Jonathan Weinberg
Title:	Secretary